EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:                                                   Thomas Stienessen

Chief Executive Officer

(507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS

FOURTH QUARTER RESULTS AND YEAR END RESULTS

MANKATO, Minnesota (September 10, 2004) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced results for the Company and its wholly owned subsidiary Northern Star Bank for the fourth quarter and for the fiscal year ending June 30, 2004.

Northern Star Financial, Inc., the parent company of Northern Star Bank, reported a consolidated net loss of $319,469 in the fourth quarter and $367,607 for the fiscal year ended June 30, 2004 compared with a net loss of $232,374 in the fourth quarter and a net loss of $232,816 during fiscal year 2003.  The Company reports a basic loss per share of $(0.56) for the fourth quarter and $(0.66) per share during fiscal year ending June 30, 2004 compared with a basic loss per share of $(0.45) during the fourth quarter and a loss of $(0.47) per share during fiscal year ending June 30, 2003.

The Company’s total assets decreased to $45.0 million at the fiscal year end June 30, 2004 down from $51.3 million for the fiscal year ending June 30, 2003.  Total deposits decreased to $36.4 million at the fiscal year end June 30, 2004 down from $41.4 million at the fiscal year end June 30, 2003. Loan receivables net of allowance for loan losses decreased by $5.45 million over the prior fiscal year end.

Thomas Stienessen, President and Chief Executive Officer, commented that when comparing operations to the prior fiscal year the Bank’s net income had been impacted by a $440 thousand reduction in non-interest income from residential real estate lending activities; a $96 thousand increase in compensation and employee benefit expense resulting from additions to staff and higher health care costs; a $190 thousand increase in net interest income resulting from improvements in the bank’s net interest margin and; a $205 thousand reduction in the bank’s provision for anticipated loan losses resulting from the favorable resolution of the Bridge Lenders related litigation.

Stienessen reported that the Bank’s net income had been negatively impacted by the lack of loan growth.  Stienessen noted that:  “Growth of the bank had virtually stopped after several years of double-digit loan growth, our portfolio hardly grew at all as we were forced to devote our time and financial resources to our efforts to manage the litigation the organization faced. Loan receivables were sharply reduced with the collection of the loans subject to litigation.  Now that we have resolved our legal battles we are devoting a lot of effort into moving funds out of cash and into loans while growing our deposit base.”

Stienessen announce that Robert Preston has joined the bank as Senior Vice President and Chief Operating Officer and that Steven Mangskau also joined the bank as Senior Vice President and

Chief Lending Officer.  When making the announcement Stienessen said, “Mr. Preston brings with him both a strong industry background and expertise in banking, law, and accounting. He is by training a lawyer, an accountant, and a certified bank examiner.  Mr. Mangskau’s related banking experience includes positions held at Community Bank and US Bank in Mankato, Merchants Bank in Winona and TCF Bank in Rochester, Minnesota.”  Stienesssen reported that service to these financial institutions by Mr. Mangskau included positions as Chief Operating Officer, Senior Lender, Branch Manager and Loan Operations Officer.

The Company commenced operations on January 25, 1999 as a bank holding company whose subsidiary provides financial services.  Northern Star Bank’s business is that of financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make secured and unsecured loans to business and professional concerns and mortgage loans secured by residential real estate and other consumer loans.

NORTHERN STAR FINANCIAL SUMMARY OF FINANCIAL DATA

The following table summarizes certain historical financial data of Northern Star Financial, Inc. and its subsidiary on a consolidated basis as of and for the three months and year ended June 30, 2004 and 2003.

	For the Three Months Ended June 30		As of and for the Year Ended June 30
	2004	2003	2004	2003
Statement of Income:
Interest income	$628,605	$737,567	$2,773,272	$2,880,317
Interest expense	253,879	311,192	1,130,557	1,428,314
Net interest income	374,726	426,375	1,642,715	1,452,003
Provision for loan losses	151,667	310,337	168,272	373,937
Other non-interest income	132,646	349,067	684,398	1,087,177
Non-interest expense	675,174	697,479	2,526,448	2,398,059
Income (loss) before income tax expense	(319,469)	(232,374)	(367,607)	(232,816)
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$(319,469)	$(232,374)	$(367,607)	$(232,816)
Balance Sheet:
Assets			$44,984,319	$51,252,662
Allowance for loan losses			447,467	1,029,581
Deposits			36,401,541	41,428,710
Shareholders’ equity			1,817,911	1,914,134

Per Share Data:
Net income (loss) - basic	$(0.56)	$(0.45)	$(0.66)	$(0.47)
Net income (loss) - diluted	$(0.56)	$(0.45)	$(0.66)	$(0.47)
Book value			3.09	3.68

Other Data
Average shares outstanding-basic	568,836	514,363	556,113	495,084
Average shares outstanding-diluted	568,836	514,363	556,113	495,084

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER.

Statements that Northern Star Financial, Inc. may publish, including those in this announcement that are not strictly historical, are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigations, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise